Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:

Corporate Headquarters	Tom Wright	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.258.4781	412.389.3124
Dallas, TX 75201 U.S.A.	tom.wright@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

Kimberly Fields Named President and Chief Operating Officer

Driving strategic growth through tightly aligned operations and disciplined execution

DALLAS, TX—June 6, 2023—ATI Inc. (NYSE: ATI) today announced that Kimberly A. Fields will become president and chief operating officer, effective July 1, 2023. Fields has been executive vice president and chief operating officer since January 2022.

A proven leader focused on growth and operational excellence, Fields continues to have executive oversight responsibility for ATI’s business segments, including all global operational and commercial activities.

As president, she will assume an enhanced role in formulating the Company’s strategic direction as the team continues to drive shareholder return through achievement of our 2025 targets and beyond. She’ll collaborate with the Board of Directors and ATI’s executive leaders to ensure sustained focus on our vision and strategic growth opportunities.

Board Chair and CEO Robert S. Wetherbee remains focused on the strategic leadership of ATI, building our talent and strengthening relationships with key customers, partners, and investors.

“Kim is leading the business as one integrated operation with aligned goals and metrics, developing the team to deliver,” said Wetherbee. “Together, they’ve created a system that leverages collaboration and accelerates improvements across the enterprise. As a result, ATI is well-positioned to grow as an aerospace and defense leader. I look forward to continuing to partner with Kim and the leadership team to deliver value for our customers and shareholders.”

“I’m honored to serve as ATI’s president,” said Fields. “Our team is executing to improve operational efficiency and maximize the value of our assets. We’re operating nimbly as a well-coordinated team, delivering for our customers. We’ll continue to work across the enterprise to capitalize on ATI’s unique capabilities.”

The presidents of all ATI business units will continue to report to Fields, while she and all functional leaders continue to report to Wetherbee.

Fields joined ATI in 2019 as executive vice president of ATI’s Flat Rolled Products group, and in 2020 took on leadership of both business segments. Prior to joining ATI, Fields was group president for industrial and energy at IDEX Corporation and held commercial, manufacturing, and strategic leadership positions at GE and EVRAZ. She serves on the board of directors of Silgan Holdings.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.